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                                                              EXHIBIT 10.16

                          FIRST AMENDMENT TO LEASE

     This First Amendment to Lease ("First Amendment") is made and entered into as of this 23rd day of December, 1996 by and between Evelyn L. Bryan and Robert A. Bryan, Trustees UTA dated November 3, 1987, Bryan Tax Deferral
Trust and George E. Cilker and Elizabeth B. Cilker, Trustees, UTA dated May
9, 1979, the Cilker Revocable Trust, dba Bryan/Cilker Properties ("Landlord") and Centigram Communications Corporation, a California Corporation ("Tenant").

                                    RECITALS
                                    --------

     A. WHEREAS, PacTel Properties and Centigram Communications Corporation entered into that certain Lease dated May 30, 1990, (the "Lease") for the premises commonly known as 91 East Tasman Drive, San Jose, California and more particularly described in the Lease (the "Premises").

     B. WHEREAS, on July 31, 1991, Landlord, Bryan/Cilker Properties, became the legal successors in interest under the Lease to PacTel Properties, a California corporation.

     C. WHEREAS, the term of the Lease is scheduled to expire on September 30, 1997.

                                       AGREEMENT
                                       ---------

     NOW, THEREFORE, in consideration of the foregoing recitals and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the Lease as follows:

     1. TERM. Paragraph 3.1 (Term) of the Lease is hereby amended to extend the Term for a period of ten (10) years, commencing October 1, 1997 and expiring September 30, 2007.

     2. RENT. Paragraph 4.1 (Base Rent) of the Lease is hereby amended as follows:

     BASE MONTHLY RENT
     -----------------

Months      1 - 12          10/1/97 thru 9/30/98                    $   100,358
Months     13 - 24          10/1/98 thru 9/30/99                    $   104,540
Months     25 - 36          10/1/99 thru 9/30/00                    $   108,722
Months     37 - 48          10/1/00 thru 9/30/01                    $   112,903
Months     49 - 60          10/1/01 thru 9/30/02                    $   117,085
Months     61 - 72          10/1/02 thru 9/30/03                    $   121,266
Months     73 - 84          10/1/03 thru 9/30/04                    $   125,448
Months     85 - 96          10/1/04 thru 9/30/05                    $   129,630
Months    97 - 108          10/1/05 thru 9/30/06                    $   133,811
Months   109 - 120          10/1/06 thru 9/30/07                    $   137,933

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     3.  CONDITION OF PREMISES.  Paragraph 5.3 (Condition of Premises) is
hereby amended by adding a third paragraph as follows:

         (C) Tenant acknowledges that Tenant has been occupying the Premises pursuant to the terms and conditions of the Lease, and as such, accepts the Premises in its presently existing "as is" condition. Tenants's past, present, and future possession of the Premises shall conclusively establish that the Premises are at such time in good and satisfactory order, condition and repair.

     4. SECURITY DEPOSIT. Paragraph 20 (Security Deposit) shall be deleted in its entirety and the following paragraph shall be inserted in its place:

         Tenant shall deposit with Landlord upon execution of this First Amendment to Lease the sum of ONE HUNDRED THOUSAND AND NO/100THS Dollars ($100,000.00) as the Security Deposit for the full and faithful performance of every provision of this Lease to be performed by Tenant. These funds shall be placed in an interest bearing account at a Federally Chartered Financial Institution, the location of which shall be at the discretion of Landlord, where the interest thereon shall accumulate within said account and shall accrue to Tenant, except as provided for in the following sentence. If
Tenant defaults with respect to any provision of this Lease, Landlord may apply all or any part of the Security Deposit for the payment of any rent or other sum in default, the repair of such damage to the Premises or the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default to the full extent permitted by law. If any portion of the Security Deposit is so applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep the Security Deposit separate from its general funds, however, Tenant shall be entitled to interest on the Security Deposit. If Tenant is not otherwise in default pursuant to Paragraph 12 herein, the Security Deposit or any balance thereof, including interest, shall be returned to Tenant within thirty (30) days of termination of the Lease.

     5. OPTION TO EXTEND TERM. Paragraphs 45(a) and 45(b) of the Lease is hereby amended in part as follows:

     45(a). Tenant shall have an option (the "Extension Option") to extend the term of this lease for one (1) additional period of five (5) years beyond the expiration date hereof (9/30/07) (the "Option Term").

     45(b). OPTION RENTAL RATE. The Base Monthly Rent payable for the first year of the Option Term shall be an amount equal to the greater of (i) 100% of the "Prevailing Market Rent" or (ii) the Base Rent due hereunder during the last month of the Initial Term of the Lease. For purposes of this Lease, the "Prevailing Market Rent" shall mean "...... (such as Tenant Improvement
Allowance, free rent or moving expenses)."

     Commencing each year thereafter (years 2 through 5) the Base Monthly Rent shall be increased five cents ($0.05) per rentable square foot.

     Except as set forth in this First Amendment, the Lease is unmodified and in full force and effect.

                                      2


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     In witness whereof, the parties hereto have executed this First
Amendment as of the date and year first above written.


LANDLORD                                    TENANT

Bryan/Cilker Properties                     Centigram Communications Corporation
                                            a Delaware corporation
ROBERT A BRYAN AND EVELYN L. BRYAN,
TRUSTEES OF THE BRYAN TAX-DEFERRAL TRUST,   By /s/ George Sollman
DATED NOVEMBER 3, 1987                         -------------------------------
                                                 George Sollman
                                            Its: President and Chief
                                                 Executive Officer
                                                 ------------------------------
----------------------------------          Date:     10/20/96
  Robert A. Bryan         Date                   ------------------------------
                                                 91 East Tasman Drive
                                                 San Jose, California
----------------------------------
  Evelyn L. Bryan         Date

GEORGE E. CILKER AND ELIZABETH B. CILKER,
TRUSTEES OF THE CILKER REVOCABLE TRUST,
DATED MAY 9, 1979

----------------------------------------
  George E. Cilker        Date

----------------------------------------
  Elizabeth B. Cilker     Date

5450 Thornwood Drive, Suite G
San Jose, California  95123


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